SUBADVISORY AGREEMENT

This SUBADVISORY AGREEMENT ("Agreement") is dated as of November 13, 2019 by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the "Adviser"), and ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (the "Subadviser").

WITNESSTH:

WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time, pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company and may issue shares of beneficial interest, without par value, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio(s) of the Trust listed on Schedule A attached hereto, and the Subadviser is willing to furnish such services.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.Duties of Subadviser. Adviser hereby engages the services of Subadviser in furtherance of its Investment Advisory and Management Agreement with the Trust dated as of January 1, 1999, as amended from time to time, on behalf of SA AB Growth Portfolio, SA AB Small & Mid Cap Value Portfolio, SA VCP Dynamic Allocation Portfolio and SA VCP Dynamic Strategy Portfolio (each, a "Portfolio," and collectively, the "Portfolios"). Pursuant to this Agreement and subject to the oversight and review of Adviser, Subadviser will manage the investment and reinvestment of the assets of the Portfolio. In this regard, Subadviser will determine in its discretion the securities to be purchased or sold, will provide Adviser with records concerning its activities which Adviser or the Trust is required to maintain, and will render regular reports to Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with the objectives, policies, and limitations for the Portfolios set forth in the Trust's current prospectus and statement of additional information, and applicable laws and regulations. Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

Subadviser also represents and warrants that in furnishing services hereunder, Subadviser will not consult with any other subadviser of the Portfolios or other series of the Trust, to the extent any other subadvisers are engaged by Adviser, or any other subadvisers to other investments companies that are under common control with the Trust, concerning transactions of the Portfolios in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Investment Company Act of 1940.

2.Portfolio Transactions. Subadviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities and is directed to use its best efforts to obtain the best price and execution. Subject to policies established by the Trustees of the Trust, Subadviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Subadviser's overall responsibilities with respect to a Portfolio, other portfolios of the Trust and other clients of Subadviser. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Subadviser will promptly communicate to Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

To the extent permitted by the Portfolios' current prospectus and statement of additional information, Subadviser is hereby directed and authorized by Adviser to (i) negotiate, enter into and execute trading and other agreements on the Trust's behalf with third parties such as counterparties, clearing houses, clearing members, trading venues and such other intermediaries (including the Trust's custodian) (each, a "Market Participant'') as Subadviser deems appropriate including, but not limited to, ISDA Agreements, as supplemented by any schedule, credit support annex (or pledge agreement), and/or confirmations thereto, listed options agreements, as supplemented by any addendum hereto related to exchange-traded derivative transactions agreements, repurchase agreement facilities, master forward securities transaction agreements, standard industry protocol arrangements (including those published by ISDA) and any such other agreements or arrangements as may be necessary or desirable to effect the investments and transactions contemplated by the Portfolios' investment guidelines and (ii) effect transactions in derivatives with such counterparties, in such a manner and on such trading venues as Subadviser considers appropriate. Where applicable, all such transactions shall be effected in accordance with the rules and regulations (if any) of the relevant trading venue and Subadviser may take all such steps as Subadviser considers reasonable or as may be required or permitted by such rules and regulations and/or by appropriate market practice. Upon the reasonable request of Adviser, Subadviser will provide copies of any such agreements or other documents to Adviser.

Subadviser also is authorized on a continuing basis to maintain at Markit Group Limited (or such other intermediaries as it deems reasonable) for delivery to relevant Market Participants, information (including confidential information) relating to the Portfolios and all such constituent and other documentation as may be required by such Market Participants in connection with Subadviser's use of derivatives and/or in order to effect, clear or otherwise manage transactions in derivatives on behalf of the Portfolios.

3.Compensation of Subadviser. As its compensation hereunder, Adviser shall pay to Subadviser promptly after the end of each month, a fee calculated in accordance with the average daily net assets of the indicated Portfolio as set forth in Schedule A hereto.

To the extent required by the laws of any state in which the Trust is subject to an expense guarantee limitation, if the aggregate expenses of any Portfolio in any fiscal year exceed the specified expense limitation ratios for that year (calculated on a daily basis), as a result of which Adviser is required to reduce or refund its advisory and management fee payable by a Portfolio, Subadviser agrees to waive such portion of its subadvisory fee in the same proportion as the fees waived by Adviser bear to the total advisory and management fee paid by such Portfolio. Such waiver, however, shall not exceed the full amount of the subadvisory fee for such year except as may be elected by Subadviser in its discretion. For this purpose, aggregate expenses of a Portfolio shall include the compensation of Adviser and all normal expenses, fees and charges, but shall exclude interest, taxes, brokerage fees on portfolio transactions, fees and expenses incurred in connection with the distribution of Trust shares, and extraordinary expenses including litigation expenses. In the event any amounts are so contributed by Subadviser to Adviser, Adviser agrees to reimburse Subadviser for any expenses waived, provided that Adviser has been reimbursed by the Trust.

Subadviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of a Portfolio shall be that determined in the manner and on the dates set forth in the current prospectus of the Trust and, on days on which the net assets are not so determined, the net asset computation to be used shall be as determined on the next day on which the net assets shall have been determined.

4.Reports. Adviser and Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

5.Status of Subadviser. The services of Subadviser to Adviser and the Trust are not to be deemed exclusive, and Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

6.Certain Records. Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Investment Company Act of 1940, all records relating to the Portfolios' investments that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by Subadviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or Adviser on request.

Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust's auditors, the Trust or any representative of the Trust, Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

7.Reference to Subadviser. Neither the Trust nor Adviser or any affiliate or agent thereof shall make reference to or use the name of Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of Subadviser, which approval shall not be unreasonably withheld. Subadviser agrees to notify Adviser of any changes in the membership of the general partners of Subadviser as soon as practicable prior to such change.

8.Liability of Subadviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with Subadviser), Subadviser shall not be subject to liability to Adviser or to any other person for any act or omission in the course of, or connected with, rendering services hereunder including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act of 1940 concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

9.Duration and Termination. This Agreement shall continue in full force and effect with respect to a Portfolio until the earlier of (a) two years from the date this Agreement is approved by the Trustees, or (b) the first meeting of the shareholders of such Portfolio after the date hereof. If approved at such meeting by the affirmative vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940), of the Portfolio with respect to such Portfolio, voting separately from any other series of the Trust, this Agreement shall continue in full force and effect with respect to such Portfolio from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust, provided, however, that if the shareholders fail to approve the Agreement as provided herein, Subadviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

This Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of a Portfolio on not less than 30 days nor more than 60 days written notice to Subadviser or by Subadviser at any time without the payment of any penalty, on 90 days written notice to Adviser and the Trust; provided, however, that this Agreement may not be terminated by Subadviser unless another subadvisory agreement has been approved by the Trust in accordance with the Investment Company Act of 1940, or after six months' written notice, whichever is earlier. This Agreement shall automatically terminate in the event of its assignment (as defined in the Investment Company Act of 1940). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other party at any office of such party. As used in this Section 9, the terms "assignment," "interested persons,'' and a "vote of a majority of the outstanding voting securities'' shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

To the extent applicable, upon any termination of this Agreement, Adviser agrees that Subadviser shall have the authority to close any open futures or listed options contracts and/or to execute currency forward and spot contracts in the Portfolios for purposes of off-setting any open forward positions in the Portfolios.

This Agreement will also terminate in the event that the Investment Advisory and Management Agreement by and between the Trust on behalf of the Portfolio and Adviser referred to in Section 1 is terminated.

10.Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that nothing contained herein shall be construed to be binding upon any of the Trustees, officers, or shareholders of the Trust individually.

11.Confidentiality. Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and Subadviser shall disclose such non-public information only if Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by Subadviser or has been disclosed, directly or indirectly, by Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, Subadviser may disclose the total return earned by the Portfolios and may include such total return in the

calculation	of	composite	performance	information.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement on this 13th day of November, 2019.

SUNAMERICA ASSET MANAGEMENT, LLC

By: /s/ Sharon French

Name: Sharon French

Title: President and Chief Executive Officer

ALLIANCEBERNSTEIN, LP.

By: /s/ Matthew S. White

Name: Matthew S. White

Title: Assistant Secretary

SCHEDULE A
Effective November 13, 2019
Annual Fee (as a percentage of the
average daily net assets the
Portfolio(s)	Subadviser manages in the Portfolio)
SA AB Growth Portfolio	0.35% on the first $50 million
0.30% on the next $100 million
0.25% on the next $500 million
0.20% above $650 million
SA AB Small & Mid Cap Value Portfolio	0.50% on first $250 million
0.45% over $250 million
SA VCP Dynamic Allocation Portfolio1	0.24% on the first $500 million
0.21% on the next $1 billion
0.19% on the next $1 billion
0.15% over $2.5 billion
SA VCP Dynamic Strategy Portfolio1	0.24% on the first $500 million
0.21% on the next $1 billion
0.19% on the next $1 billion
0.15% over $2.5 billion

1The Subadviser shall be paid a composite fee based on the aggregate assets of the Overlay Component it manages for the SA VCP Dynamic Allocation Portfolio and the SA VCP Dynamic Strategy Portfolio of SunAmerica Series Trust and the Dynamic Allocation Fund of VALIC Company I.